Exhibit 99.1

Healthpeak Properties Appoints Jim Connor to its Board of Directors

DENVER, March 14, 2023 /PRNewswire/ -- Healthpeak Properties, Inc. (NYSE: PEAK) announced today the appointment of James B. “Jim” Connor as an independent director to its Board of Directors, effective immediately. The appointment of Mr. Connor expands the Board to eight directors, with an average director tenure of approximately seven years.

Mr. Connor has extensive real estate experience, having most recently served as Chairman and Chief Executive Officer of Duke Realty Corporation until its acquisition by Prologis, Inc. in October 2022. He held a variety of leadership positions at Duke Realty for over 20 years. Before joining Duke Realty, Mr. Connor held executive and brokerage positions with Cushman & Wakefield, most recently serving as Senior Managing Director for the Midwest Region. He currently serves on the boards of Prologis, Inc. and EPR Properties, and is the Vice Chair of Roosevelt University Board of Trustees.

Brian Cartwright, Healthpeak’s Chairman of the Board, stated, “Jim is a highly-respected and successful REIT CEO who helped create a world-class organization at Duke Realty with strong internal and external growth. With his deep knowledge of commercial real estate, Jim will be an invaluable resource to the Company.”

“We are pleased to have Jim join Healthpeak’s talented Board of Directors,” said Scott Brinker, Healthpeak’s President and Chief Executive Officer. “His deep experience in development, commercial real estate, and publicly-traded REITs will complement the strong and diverse skillset of our Board.”

Mr. Connor noted, “I am excited about Healthpeak’s unique focus on real estate sectors benefitting from the aging population and the desire for improved health. The Company’s strong balance sheet, platform, and entrepreneurial and collaborative culture drove my interest in joining the Board.”

ABOUT HEALTHPEAK PROPERTIES

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns, operates, and develops high-quality healthcare real estate focused on the aging population and the desire for improved health, in particular Life Science, Medical Office and CCRC. For more information regarding Healthpeak, visit www.healthpeak.com.

CONTACT

Andrew Johns, CFA

Senior Vice President – Investor Relations

(949) 407-0400